EXHIBIT 99.1

Apyx Medical Corporation Reports First Quarter 2025 Financial Results

• Revenue from the Advanced Energy segment increased 6% in Q1 2025 compared with the same period last year
• U.S. single use handpiece revenue grew 14% in Q1 2025 compared with the same period last year
• Preparing for a planned launch of the AYON™ Body Contouring System in the second half of 2025, pending U.S. FDA clearance
• Management to host a conference call today at 8:00 a.m. ET

CLEARWATER, FL — May 8, 2025 - Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical;” the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency platform technology marketed and sold as Renuvion®, today reported financial results for its first quarter ended March 31, 2025.

Recent Financial and Operating Highlights:

•	Reported total revenue of $9.4 million in the first quarter of 2025, compared to 10.2 million in the same period in the prior year.
◦

Advanced Energy revenue increased 6% to $7.9 million in the first quarter of 2025, compared to $7.5 million for the first quarter of 2024. This growth was driven primarily by strong generator unit sales and U.S. single-use handpiece sales.

◦	OEM revenue of approximately $1. million, representing a decrease of 45% year-over-year.
•	Net loss attributable to stockholders decreased by $3.4 million, or 45%, in the first quarter of 2025 to $4.2 million, compared with a net loss attributable to stockholders of $7.6 million for the first quarter of 2024.
•	Adjusted EBITDA loss decreased by $2.9 million, or 54%, to $2.4 million, for the first quarter of 2025, compared with $5.3 million for the first quarter of 2024.
•	Renuvion won the 2025 NewBeauty Award for “Best Minimally Invasive Skin Tightener”.
•	Announced the publication of two articles in Aesthetic Plastic Surgery and Aesthetic Surgery Journal Open Forum that review the results from two peer-reviewed clinical studies evaluating the use of Renuvion during body contouring procedures.
•	Announced the appointment of beloved personality of “The Real Housewives of New Jersey”, Dolores Catania, as Chief of Confidence for Renuvion’s Renew You consumer marketing campaign, which exemplifies the brand’s ability to reshape bodies and lives.
•	Continuing to plan for the launch the AYON™ Body Contouring System in the second half of 2025, pending receipt of U.S. Food and Drug Administration (the “FDA”) clearance. The Company submitted a 510(k) premarket notification to the FDA for the AYON system in the first quarter of 2025. AYON is an all-in-one system that integrates advanced modalities to perform multiple functions seamlessly, removing unwanted fat, enhancing tissue contraction and addressing the full range of patient needs from contouring to aesthetic enhancement.

“We have made steady progress executing against our commercial strategy to position Apyx as the leader in surgical aesthetics. We believe Renuvion, which is the only FDA-cleared device for use after liposuction, is positioned to be the standard-of-care for the rapidly growing patient population on GLP-1 drugs that choose to address their loose skin post-weight loss. This is an exciting new opportunity within the industry that we believe offers our company tremendous opportunities for future growth. As a sign of the system’s increasing industry awareness, Renuvion was just named this year’s NewBeauty Award winner in the ‘Best Minimally Invasive Skin Tightener’ category,” said Charlie Goodwin, President and Chief Executive Officer. “Building on the growing success of Renuvion, we are planning the highly anticipated launch of the AYON Body Contouring System in the second half of this year, pending FDA clearance. This new system seamlessly integrates Renuvion, ultrasound-assisted liposuction, infiltration, aspiration, electrocoagulation, and closed loop contouring into a single, streamlined device that is capable of being the heart of any aesthetic surgeon’s operating room. I am happy to report that we offered surgeons an early look at this revolutionary all-in-one system at the Aesthetic MEET in March and the feedback we received was overwhelmingly positive.”

Mr. Goodwin continued, “We are pleased to announce that the significant cost cutting measures implemented during the fourth quarter of last year are reflected in our financial results for the first quarter of 2025. While the streamlining process is never easy for any business, we believe the Company is financially healthier and better positioned to be on a path to profitability. I am proud of our team’s dedication to Apyx and executing our commercial strategy, which has kept us on our current path towards long-term growth.”

The following tables present revenue by reportable segment and geography:

	Three Months Ended
	March 31,
(In thousands)	2025	2024	$ Change	% Change
Advanced Energy	$7,887	$7,453	$434	6%
OEM	1,543	2,791	(1,248)	(45)%
Total	$9,430	$10,244	$(814)	(8)%

	Three Months Ended
	March 31,
(In thousands)	2025	2024	$ Change	% Change
Domestic	$6,743	$6,979	$(236)	(3)%
International	2,687	3,265	(578)	(18)%
Total	$9,430	$10,244	$(814)	(8)%

First Quarter 2025 Results:

Total revenue for the three months ended March 31, 2025, decreased to $9.4 million, compared to $10.2 million in the prior year period. Advanced Energy segment sales increased 6%, or approximately $0.4 million, for the three months ended March 31, 2025, when compared with the three months ended March 31, 2024. The Advanced Energy sales increase was driven by an increased volume of single-use handpieces domestically, domestic and international sales of upgrades to the Apyx One Console and domestic sales of new generators. These increases were partially offset by a lower average selling price of generators to domestic customers and a general decrease in international sales. OEM segment sales decreased 45%, or approximately $1.2 million, to $1.5 million for the three months ended March 31, 2025 when compared with $2.8 million for the three months ended March 31, 2024. The decrease in OEM sales was due to decreases in sales volume to existing customers, excluding Symmetry Surgical under our 10-year generator manufacturing and supply agreement.

Gross profit for the three months ended March 31, 2025, decreased to $5.7 million, compared with $5.9 million in the prior year period. Gross profit margin for the three months ended March 31, 2025, was 60%, compared to 58% in the prior year period. The increase in gross profit margins was primarily due to changes in both product mix and geographic mix within the Advanced Energy segment, with domestic sales comprising a higher percentage of total sales. These increases were partially offset by a decrease in the average selling price of generators to domestic customers and product mix within the OEM segment.

Operating expenses decreased $3.8 million to $8.7 million for the three months ended March 31, 2025, compared with $12.6 million in the prior year period. The decrease in operating expenses was driven by a $1.6 million decrease in salaries and related costs, a $1.5 million decrease in selling, general and administrative expenses, a $0.6 million decrease in research and development expenses, and a $0.1 million decrease in professional services expenses.

Other expense, net for the three-month periods ended March 31, 2025 and 2024, was $1.1 million and $0.9 million, respectively. The decrease was primarily due to a $0.2 increase in interest income.

Income tax expense was $49,000 for the three months ended March 31, 2025, compared with $53,000 for the prior year period.

Net loss attributable to stockholders was $4.2 million, or $0.10 per share, for the three months ended March 31, 2025, compared with $7.6 million, or $0.22 per share, in the prior year period.

Adjusted EBITDA loss for the three-month periods ended March 31, 2025 and 2024 was $2.4 million and $5.3 million, respectively.

Financial Guidance for Full Year 2025:

The Company reaffirmed its financial guidance targets for the year ending December 31, 2025:

•	Total revenue in the range of $47.6 million to $49.0 million, compared to $48.1 million for the year ended December 31, 2024.
◦	Total revenue guidance assumes:
▪	Advanced Energy revenue is expected to be in the range of $39.6 million to $41.0 million, compared to approximately $38.6 million for the year ended December 31, 2024.
▪	OEM revenue is expected to be approximately $8.0 million, compared to approximately $9.5 million for the year ended December 31, 2024.
•	Total Company expects operating expenses of less than $40.0 million for the year ended December 31, 2025.
◦

The Company is actively monitoring trade policy and tariff announcements, including the recent executive orders issued by the U.S. federal administration regarding tariffs on imports from various countries, including the European Union, Canada, Mexico and China. In addition, the Company is monitoring the potential impact of actions taken by these countries in response to the announced tariffs. The Company currently manufacture in Clearwater, Florida and Sofia, Bulgaria and it intends to utilize these locations to minimize the impact of the tariffs, however, such tariffs may make the Company’s products less cost competitive and reduce gross margins. At this time, the overall impact on the Company’s business related to these or any other tariffs that may be imposed, remains uncertain and depends on multiple factors, including the duration and expansion of current tariffs, future changes to tariff rates, scope or enforcement, retaliatory measures by impacted trade partners, inflationary effects, and the effectiveness of the Company’s responses in managing these challenges.

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time on May 8, 2025 to discuss the results of the first quarter 2025, and to host a question and answer session. To listen to the call by phone, interested parties may dial 1-800-717-1738 (or 1-646-307-1865 for international callers) and provide access code 63341. Participants should ask for the “Apyx Medical Corporation Call”. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and accessible directly via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1714967&tp_key=62479349b9

An archive of the webcast will be accessible approximately one hour after the live event ends on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Jeremy Feffer, Managing Director LifeSci Advisors

OP: 212-915-2568

jfeffer@lifesciadvisors.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)

	Three Months Ended
	March 31,
	2025	2024
Sales	$9,430	$10,244
Cost of sales	3,765	4,295
Gross profit	5,665	5,949
Other costs and expenses:
Research and development	804	1,397
Professional services	1,449	1,574
Salaries and related costs	3,081	4,696
Selling, general and administrative	3,382	4,897
Total other costs and expenses	8,716	12,564
Loss from operations	(3,051)	(6,615)
Interest income	304	495
Interest expense	(1,376)	(1,396)
Other expense, net	—	(21)
Total other expense, net	(1,072)	(922)
Loss before income taxes	(4,123)	(7,537)
Income tax expense	49	53
Net loss	(4,172)	(7,590)
Net loss attributable to non-controlling interest	(22)	(14)
Net loss attributable to stockholders	$(4,150)	$(7,576)

Loss per share:
Basic and diluted	$(0.10)	$(0.22)

APYX MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31, 2025
	(Unaudited)	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$31,011	$31,741
Trade accounts receivable, net of allowance of $1,000 and $1,000	11,645	15,480
Inventories, net of provision for obsolescence of $1,018 and $1,032	7,685	7,564
Prepaid expenses and other current assets	1,510	1,655
Total current assets	51,851	56,440
Property and equipment, net of accumulated depreciation and amortization of $4,053 and $3,989	1,910	1,987
Operating lease right-of-use assets	4,584	4,703
Finance lease right-of-use assets	43	48
Other assets	1,772	1,664
Total assets	$60,160	$64,842
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,305	$2,615
Accrued expenses and other current liabilities	6,831	7,751
Current portion of operating lease liabilities	354	335
Current portion of finance lease liabilities	20	20
Total current liabilities	9,510	10,721
Long-term debt, net of debt discounts and issuance costs	34,127	33,893
Long-term operating lease liabilities	4,387	4,483
Long-term finance lease liabilities	28	33
Long-term contract liabilities	1,194	1,118
Other liabilities	270	259
Total liabilities	49,516	50,507
EQUITY
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 37,793,886 issued and outstanding as of March 31, 2025, and December 31, 2024	38	38
Additional paid-in capital	92,534	92,083
Accumulated deficit	(82,061)	(77,911)
Total stockholders’ equity	10,511	14,210
Non-controlling interest	133	125
Total equity	10,644	14,335
Total liabilities and equity	$60,160	$64,842

APYX MEDICAL CORPORATION
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)

Use of Non-GAAP Financial Measure

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or preferable to, the measures of financial performance prepared in accordance with GAAP.

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income (loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, stock-based compensation expense and other significant non-recurring items.

	Three Months Ended
(In thousands)	March 31,
	2025	2024
Net loss attributable to stockholders	$(4,150)	$(7,576)
Interest income	(304)	(495)
Interest expense	1,376	1,396
Income tax expense (benefit)	49	53
Depreciation and amortization	138	157
Stock-based compensation	451	1,128
Adjusted EBITDA	$(2,440)	$(5,337)